                                                                      Exhibit 12


                       MONSANTO COMPANY AND SUBSIDIARIES
                       ---------------------------------
             COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Millions)


                                                  Three Months Ended March 31,                Year Ended December 31,
                                                  ----------------------------         -------------------------------------
                                                      1998           1997               1997    1996    1995    1994    1993
                                                     ------         ------             ------  ------  ------  ------  -----
Income from continuing operations before
 provision for income taxes................          $ 296          $ 289*             $ 366*  $ 553*  $ 645*  $ 636   $ 427
Add--
   Fixed charges...........................             80             43                236     172     178     140     141
   Less capitalized interest...............             (1)            (1)               (14)     (9)     (5)     (4)     (7)
   Dividends from affiliated
       companies...........................              -              -                  4       6       3       2       5
Less equity income (add equity loss)
    of affiliated companies................            (11)           (15)               (20)     42      (3)     (4)    (20)
                                                     -----          -----              -----   -----   -----   -----   -----
          Income as adjusted...............          $ 364          $ 316              $ 572   $ 764   $ 818   $ 770   $ 546
                                                     =====          =====              =====   =====   =====   =====   =====
Fixed Charges
   Interest expense........................          $  66          $  29              $ 170   $ 119   $ 132   $ 100   $ 101
   Capitalized interest....................              1              1                 14       9       5       4       7
   Portion of rents representative of
       interest factor.....................             13             13                 52      44      41      36      33
                                                     -----          -----              -----   -----   -----   -----   -----
           Fixed charges...................          $  80          $  43              $ 236   $ 172   $ 178   $ 140   $ 141
                                                     =====          =====              =====   =====   =====   =====   =====
Ratio of earnings to fixed charges.........           4.55           7.35               2.42    4.44    4.60    5.50    3.87
                                                     =====          =====              =====   =====   =====   =====   =====

______________

* Includes charges for acquired in-process research and development of $101 million for the three months ended March 31, 1997, and $684 million for the year ended December 31, 1997, and charges for restructuring and other unusual items of $376 million and $90 million for the years ended December 31, 1996 and 1995, respectively. Excluding these unusual items, the ratio of earnings to fixed charges would have been 9.70 for the three months ended March 31, 1997, and 5.32, 6.60 and 5.10 for the years ended December 31, 1997, 1996 and 1995, respectively. The ratio was not materially affected by the restructuring and other unusual items in 1994 and 1993.